Exhibit 4.19

THE BANK OF NEW YORK MELLON CORPORATION

Officers’ Certificate Pursuant to

Sections 201 and 301 of the

Senior Indenture

Pursuant to resolutions of the Board of Directors (the “Board”), dated December 8, 2015 (the “Resolutions”), of The Bank of New York Mellon Corporation (the “Company”), and an Action, dated February 9, 2016 (the “Action”), of an Authorized Officer (as defined in the Resolutions) of the Company pursuant to the Resolutions and Sections 201 and 301 of the Senior Indenture, dated as of February 9, 2016, as supplemented from time to time (the “Senior Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), the undersigned certify that the terms of a Series of Securities established pursuant to the Resolutions, the Action and Section 301 of the Senior Indenture shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Senior Indenture or the Prospectus, dated February 9, 2016, as supplemented by the Prospectus Supplement relating to the Notes referred to below, dated February 9, 2016):

(1) The title of the Securities of such Series is “Senior Medium-Term Notes Series I” (the “Notes”).

(2) The aggregate principal amount of Notes that may be authenticated and delivered under the Senior Indenture shall be unlimited; provided that the aggregate principal amount of the Notes that may be authenticated and delivered shall not exceed the aggregate amount of debt that the Board has authorized the Company to issue and sell (which, for the avoidance of doubt, shall include any amount or amounts authorized by the Board after the date hereof), taking into account any issuances and sales of debt other than the Notes by the Company, or any issuances and sales of debt by any subsidiary of the Company, in each case, that have the effect of reducing the Company’s capacity to issue and sell Notes under the resolutions adopted by the Board from time to time.

(3) Each issue of Notes shall mature, and the principal amount thereof shall be payable as set forth, from time to time, in the Global Note (as defined below) evidencing such issue of Notes.

(4) The rate at which each issue of Notes shall bear interest shall be as set forth, from time to time, in the applicable Global Note evidencing such issue of Notes. The date from which each issue of Notes shall bear interest and the dates and basis upon which interest will be paid on each issue of Notes shall be as set forth, from time to time, in the applicable Global Note evidencing such issue of Notes. Interest shall be payable to the person in whose name a Note (or any Predecessor Security, as defined in the Senior Indenture) is registered at the close of business on the “Regular Record Date”, as specified in the applicable Global Note evidencing each issue of Notes; provided that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

(5) Whether, and the period or periods within which, price or prices at which and terms and conditions, if any, upon which, any issue of Notes may be redeemed by the Company prior to Maturity shall be set forth in the Global Note evidencing such issue of Notes. Any election by the Company to redeem any issue of Notes shall be evidenced by an Officers’ Certificate.

(6) Whether, and the period or periods within which, price or prices at which and terms and conditions, if any, upon which, any of issue of Notes will be subject to the right of the Holder thereof to elect to require the Company to repurchase such Notes shall be set forth in the Global Note evidencing such issue of Notes.

(7) Whether any issue of Notes will have the benefit of any sinking fund shall be set forth in the Global Note evidencing such issue of Notes.

(8) The principal of (and premium, if any, on) and interest, if any, on each issue of Notes shall be payable in the currency of the United States of America, unless otherwise set forth in the Pricing Supplement or Terms Agreement applicable to such issue of Notes and the Global Note evidencing such issue of Notes. If other than the currency of the United States of America, the currency, currencies, composite currency, composite currencies, or currency units in which the principal of (or premium, if any, on) or interest, if any, on any issue of Notes shall be payable, and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, shall be set forth in the Global Note evidencing such issue of Notes.

(9) Each issue of Notes will be subject to Section 1302 and 1303 of the Senior Indenture unless otherwise set forth in the Pricing Supplement or Terms Agreement applicable to such issue of Notes and the Global Note evidencing such issue of Notes. Any election by the Company to apply Section 1302 and/or Section 1303 of the Senior Indenture to any issue of Notes shall be evidenced by an Officers’ Certificate.

(10) The Events of Default set forth in Article Five of the Senior Indenture will apply to each issue of Notes unless otherwise set forth in the Pricing Supplement or Terms Agreement applicable to such issue of Notes and the Global Note evidencing such issue of Notes, in which case any addition to, elimination of or other change in the Events of Default that apply to such issue of Notes, and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable, shall be set forth in the Global Note evidencing such issue of Notes.

(11) The covenants set forth in Article Ten of the Senior Indenture will apply to each issue of Notes unless otherwise set forth in the Pricing Supplement or Terms Agreement applicable to such issue of Notes and the Global Note evidencing such issue of Notes, in which case any addition to, elimination of or other change in the covenants that apply to such issue of Notes shall be set forth in the Global Note evidencing such issue of Notes.

(12) Each issue of Notes shall be issued initially in the form of one or more permanent Global Notes (collectively, the “Global Note”) and the Depositary for such Global Note shall initially be The Depository Trust Company (the “Depositary”).

Except as otherwise set forth herein, in the Senior Indenture or in the applicable Global Note for any issue of Notes, owners of beneficial interests in such Notes evidenced by such Global Note will not be entitled to any rights under the Senior Indenture with respect to such Global Note, and the Depositary may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of the Global Note for all purposes whatsoever.

The Depositary shall be a clearing agency registered under the Exchange Act. Initially, the Global Note shall be issued to the Depositary and registered in the name of Cede & Co., as the nominee of the Depositary and deposited with The Bank of New York Mellon as Custodian for the Depositary.

(13) In accordance with Section 303 of the Indenture, the Company may, by Company Order, establish procedures for the issuance of Notes and evidencing the determination of the terms of each issue of Notes.

(14) The Notes will be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by an Authorized Officer (as defined in the Resolutions), such approval to be conclusively evidenced by the execution by such Authorized Officer of such Notes.

IN WITNESS WHEREOF, the undersigned, hereto duly authorized, have duly signed, and delivered or caused to be delivered to the Trustee and the Authenticating Agent under the Senior Indenture, this Officers’ Certificate.

Dated: February 9, 2016

By:	/s/ Kurtis R. Kurimsky
Kurtis R. Kurimsky
Controller

By:	/s/ Scott Freidenrich
Scott Freidenrich
Executive Vice President and Treasurer

Signature Page to Officers’ Certificate (Pursuant to Sections 201 and 301 of the Senior Indenture)

Annex A